Exhibit 11.1

                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
                  FOR THE QUARTER ENDED MARCH 31, 2001 AND 2000
                             (Dollars in thousands)

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                                                   Three Months Ended
                                                        March 31,
                                                2001                2000
                                            --------------------------------
Net Income (Numerator)                      $     50,130        $     48,558
                                            ============        ============

Weighted average common and effect
 of dilutive shares used in the
 computation of net income per share:
  Average shares outstanding
   - basic (denominator)                      46,059,428          45,888,694
  Effect of dilutive shares:
   Options outstanding                           921,656             115,686
   Options cancelled                              23,283                  48
   Options exercised                                 -                   613
                                            ------------        ------------
  Average share outstanding
   - diluted (denominator)                    47,004,367          46,005,041


Net Income per common share:
  Basic                                     $       1.09        $       1.06
  Diluted                                           1.07                1.06

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